EXHIBIT 99.3

For Immediate Release: February 13, 2014

Occidental Petroleum Announces Sale of Hugoton Field Assets
As Part of Company’s Strategic Review

LOS ANGELES – February 13, 2014 – Occidental Petroleum Corporation (NYSE: OXY) today announced that it has reached a definitive agreement to sell its Hugoton Field assets to an undisclosed buyer for pre-tax proceeds of $1.4 billion. This sale was approved by the Board of Directors as part of Occidental’s strategic review to streamline and focus operations where it has depth and scale in order to better execute the Company’s long-term strategy and enhance value for shareholders.
The Hugoton Field properties comprise interests in more than 1.4 million net acres in one of the largest natural gas fields in the United States, spanning southwest Kansas, the Oklahoma panhandle and eastern Colorado. Occidental’s average net production from the Hugoton Field properties in 2013 was approximately 110 million cubic feet equivalent per day, of which approximately 30 percent was oil.
Occidental anticipates the transaction will be completed by April 30, 2014, subject to regulatory approval and transaction adjustments. The Company expects to report a gain on the sale. Proceeds from this transaction will be used to partially fund the announced increase to the Company’s share repurchase program.
About Oxy
Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is one of the largest U.S. oil and gas companies, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.
Forward-Looking Statements
Portions of this release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Actual results may differ from anticipated results sometimes materially, and reported results should not be considered an indication of future performance.  Factors that could cause results to differ materially include, but are not limited to: reorganization or restructuring of Occidental’s operations; global commodity pricing fluctuations; the regulatory approval environment; facility damage due to accidents, labor unrest, weather, natural disasters,

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cyber attacks or insurgent activity; or changes in law or regulations. Words such as “will,” “expects,” “anticipate” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information or future events or otherwise.  Material risks that may affect Occidental’s results of operations and financial position appear in Part I, Item 1A “Risk Factors” of the 2012 Form 10-K.  Occidental posts or provides links to important information on its website at www.oxy.com.
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Contacts:

Media Inquiries:
Melissa E. Schoeb
melissa_schoeb@oxy.com
310-443-6504

Investor Inquiries:
Chris Stavros
chris_stavros@oxy.com
212-603-8184

On the web: www.oxy.com

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